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                                                                   EXHIBIT 4(a)

                                 [METLIFE LOGO]
                       Metropolitan Life Insurance Company

                                 A Stock Company
                   One Madison Avenue, New York, NY 10010-3690

                         SINGLE PREMIUM FLEXIBLE INCOME

                           IMMEDIATE PAYMENT CONTRACT

This is a legal contract between you and MetLife that describes your benefits and rights and the beneficiary's rights in Question and Answer format. Please read this contract carefully.

This contract is not eligible for dividends. There is no cash surrender benefit. In accordance with Section 72(u)(4) the Internal Revenue Code of 1986, as subsequently amended, payments under this contract must begin no later than 12-months from the contract issue date specified on the specifications page.

ANY PAYMENTS PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT RETURN OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. THE SEPARATE ACCOUNT CONSISTS OF A NUMBER OF INVESTMENT DIVISIONS WHICH CAN BE CHOSEN TO SUPPORT ANY VARIABLE PAYMENTS. THE INVESTMENT DIVISIONS AVAILABLE AS OF THE ISSUE DATE ARE DESCRIBED IN THE PROSPECTUS. A CHARGE WILL BE ASSESSED AGAINST THE ASSETS IN THE SEPARATE ACCOUNT EQUAL TO THE CONTRACT CHARGE DEFINED IN QUESTION 1.

IF WE ARE MAKING VARIABLE PAYMENTS, THE AMOUNT PAID AS OF ANY PARTICULAR PAYMENT DATE MAY BE MORE OR LESS THAN THE AMOUNT PAID AS OF THE PRIOR PAYMENT DATE. PAYMENTS WILL GO UP WHEN THE ADJUSTMENT FACTOR IS MORE THAN ONE AND DOWN WHEN IT IS LESS THAN ONE. (FOR AN EXPLANATION OF HOW THE ADJUSTMENT FACTOR IS DETERMINED SEE QUESTION 8).

                           [[10]-DAY RIGHT TO EXAMINE

You may return your contract to us at our designated office or to the person you purchased it from within [10] days of the date you received it. If you return it within the [10] day period, the contract will be canceled from the contract issue date. We will refund the total consideration received on your behalf adjusted to reflect net investment performance and changes in the specified interest rate since the date of purchase, minus any payments made prior to your cancellation of this contract.]

         /s/ Gwenn L. Carr                /s/ Robert H. Benmosche
         ----------------------------     -------------------------------------
         Gwenn L. Carr                    Robert H. Benmosche
         Vice-President & Secretary       Chairman of the Board,
                                          President and Chief Executive Officer


Form PSC (MISP)(0403)

                   FLEXIBLE INCOME PAYMENT SPECIFICATIONS PAGE

CONTRACT OWNER:  [Mary Smith]

ANNUITANT:  [Mary Smith]

DATE OF BIRTH [AND SEX] OF ANNUITANT:  [January 1, 2003]    [Female]

[JOINT ANNUITANT:  John Smith]

[DATE OF BIRTH, [AND SEX] OF JOINT ANNUITANT:  May 1, 2003  Male]

CONTRACT NO.:  [123456789]  CONTRACT ISSUE DATE:  [January 1, 2003]

INITIAL PAYMENT DATE:      [February 1, 2003]

                           Note: If the initial payment date is more than 10 days after the contract issue date the variable payment numbers shown will be used as the basis to determine the initial payment described in questions 6 and 7 but will not be the actual amount we pay.

[BENEFICIARY, DATE OF BIRTH:  Susan Smith  January 23, 2001]

TAX MARKET:  [Non-Qualified]

[MORTALITY TABLE:  1983 U.S. IAM Basic, Male with U.S. Projection Scale G, Male]

INDEX RATE BASIS:  [10-year LIBOR Interest Rate Swap Index minus 1%. The Index is published in the Federal Reserve Statistical Release H.15 as posted on the Federal Reserve website at: www.federalreserve.gov/releases/H15]

SEPARATE ACCOUNT:  [Metropolitan Life Separate Account E]

SEPARATE ACCOUNT SERIES FUNDS:  [Metropolitan Series Fund, Inc., MetLife
                                Investors Series Trust]

TOTAL CONSIDERATION:  [$50,000.00]

CONTRACT CHARGE:  [1.25%]

                  Additional Separate Account Charge on Investment Divisions:
                  [all Funds 0.25%] We reserve the right to impose additional Separate Account Charges on Investment Divisions that we may add to the Contract at any future date. The addition for any Investment Division will not be greater than 0.25%.

                  Total Charge: [1.50%]

TYPE OF ANNUITY:  [Lifetime Income Annuity with a Guarantee Period with
                  Withdrawal Option]

PAYMENT FREQUENCY:  [monthly]

[MINIMUM WITHDRAWAL AMOUNT: $1000.00] [ADMINISTRATIVE WITHDRAWAL CHARGE: $95.00]

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INITIAL FLEXIBLE INCOME PAYMENT
OPTION A:

     -  FIXED PAYMENT                                       $[000.00]   [000%]

     -  VARIABLE PAYMENT*

                -[x Investment Division]                    $[000.00]   [000%]
                -[y Investment Division]                    $[000.00]   [000%]

        TOTAL INITIAL FLEXIBLE INCOME PAYMENT OPTION A:     $[000.00]   [000%]

ANNUITY DESCRIPTION FOR [Lifetime Income Annuity with a Guarantee Period with Withdrawal Option:

1. If the annuitant is alive on the initial payment date, we will pay the calculated payment from that date until the annuitant dies. We guarantee, however, that once payments start we will make the calculated payment until [month/day/year] whether or not the annuitant is alive. We will make no further payments if the annuitant dies after [month/day/year].

2.       Withdrawals may be made subject to the following terms:

a. During the two-year period beginning with the initial payment date and ending on [month/day/year], you may request a full or partial withdrawal of the fair market value of this annuity. We will make no further payments if a full withdrawal of the fair market value occurs. A partial withdrawal of the fair market value of this annuity will result in a pro-rata reduction of all future calculated payments. The pro-rata reduction will be equal to the ratio of the withdrawal amount to the full fair market value of this contract at the time of the withdrawal.

b. Withdrawals made after the end of the two-year period will be limited to the withdrawal value of the guaranteed income payments* that are payable up to and including [month/day/year]. Any such withdrawal will result in a pro-rata reduction of the calculated benefit until [month/day/year]. The pro-rata reduction will be equal to the ratio of the withdrawal amount to the fair market value of the remaining guaranteed income payments payable under this contract at the time of the withdrawal. Beginning with the first calculated payment due on [month/day/year], provided the annuitant is alive on that date, we will make the full calculated payment determined as if no withdrawal of the withdrawal value of the guaranteed income payments had occurred.

c. All withdrawals will be subject to an administrative charge, which will be deducted from the withdrawal amount prior to payment, and all withdrawals will be subject to a minimum withdrawal amount (see specifications page to determine the administrative charge and the minimum withdrawal amount). If amounts withdrawn during the first two years would result in the calculated payment due immediately following the date of withdrawal to be less than $100.00, then the full fair market value must be withdrawn, and we will make no further payments under this contract. If any withdrawal made after [month/day/year] but before [month/day/year] would result in a payment that is less than 25% of the payment amount due on the first payment date after [month/day/year], (computed as if no withdrawal of the guaranteed income payments had occurred) no withdrawal will be permitted.

d. Both the basic income payment option B amount(s) and the flexible income payment option A will be aggregated for purposes of determining the fair market value of the annuity and the withdrawal values of the guaranteed amounts. Subject to the above restrictions, a request to withdraw a specific dollar amount will be treated as a withdrawal from both the flexible income payment option A and the basic income payment option B. Reductions in any remaining income payments after a withdrawal will be made proportionately to both the flexible and basic income annuity options under this contract.

e. Notwithstanding anything in this contract (including the basic income payment option B endorsement) to the contrary, solely for purposes of this withdrawal feature, neither the fair market value nor the withdrawal value of the income annuity may exceed the total future expected payments as determined under the applicable income tax regulations of section 401(a)(9) of the Code.

3. We will pay the payee(s) named by the owner. If no payee is designated, or no designated payee is alive when a payment is due, we will make payment to whomever of the following are alive in the following order: the annuitant, if living otherwise, the beneficiary, if living. If both are dead, any guaranteed payments due will be made to the estate of the last to die of the annuitant and the beneficiary.

4. We may withhold amounts from income payments and withdrawals, or reduce future payments, as required under applicable federal state or local tax law to satisfy any tax liability with respect to such payments and withdrawals (including without limitation income, estate and gift, generation skipping transfer tax, other excise taxes [and premium taxes]).

*The "WITHDRAWAL VALUE OF GUARANTEED INCOME PAYMENTS" as determined on any valuation date is equal to the flexible income payment option A as of that date multiplied by the amount that would be needed to purchase $1 on each payment date for which the flexible income payment option A is guaranteed to be paid regardless of the death of the annuitant(s).]

INTEREST RATE APPLICABLE TO UNDER PAYMENTS OR OVER PAYMENTS
DUE TO MISSTATEMENT OF AGE AND/OR SEX:                                      [5%]

THE DESIGNATED OFFICE RESPONSIBLE FOR SERVICING YOUR CONTRACT IS:

                           [MetLife Retirement Group
                           Metropolitan Life Insurance Company
                           2300 Lakeview Parkway - Suite 600,
                           Alpharetta, GA 30004.].

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
                                                QUESTION KEY                                                  PAGE
1.           What do the basic terms used in this contract mean?..........................................      2

2.           How is the net consideration allocated under this contract?..................................     [4]

3.           Can the initial flexible income payment option A payment shown on
             the specifications page change?..............................................................     [4]

4.           How was the initial flexible income payment option A payment determined?.....................     [5]

5.           How does the separate account operate?.......................................................     [5]

6.           When are the variable payments determined?...................................................     [6]

7.           How does MetLife calculate the variable payment?.............................................     [6]

8.           How is the adjustment factor determined?.....................................................     [7]

9.           How is the index rate calculated?............................................................     [8]

10.          How can you change your flexible income payment option A?....................................     [8]

11.          What is the death benefit if the annuitant dies?.............................................     [9]

12.          How do we calculate the flexible income payment option A payment when you
             elect to change how it is paid?..............................................................     [9]

13.          How will a transfer of all or a partial amount of the fair market value affect your
             payments?....................................................................................    [10]

14.          What if an annuitant's age [or sex] as of the contract issue date
             is not correct?..............................................................................    [10]

15.          What are the owner's rights under this contract?.............................................    [11]

16.          What information can we ask for after the issue date of this contract?.......................    [11]

17.          Can this contract and the payments provided under it be assigned,
             transferred or used as collateral for a loan?................................................    [11]

18.          How does MetLife receive notice regarding any changes to be made to this contract?...........    [11]

19.          How do Federal income tax rules affect this contract?........................................    [11]

20.          Are there any other tax rules affecting this contract?.......................................    [11]

21.          Does this contract contain all the provisions affecting it?..................................    [12]

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1.       WHAT DO THE BASIC TERMS USED IN THIS CONTRACT MEAN?

         "Adjustment factor" means the factor used to determine any changes in the variable payment. (For an explanation of how the adjustment factor is determined see question 8.)

         "Annuitant" is the person or persons on whose lifetime an income will be based. If more than one annuitant is named and an annuitant dies, we will continue to make payments during the life of the surviving annuitant, but possibly in a reduced amount (see specifications page). As used in this contract the word annuitant will refer to the named annuitant on the specifications page unless he/she is no longer living, in which case the word annuitant will refer to the surviving annuitant, if any.

         "Annuity purchase rate" means the dollar amount required by us as of any valuation date to provide a flexible annuity income of $1 as of each payment date. This rate, which is specific to the type of annuity, is typically based on two assumptions; namely, a mortality basis, if applicable, and the index rate. Mortality basis is a measurement scale used to determine the annuitant's life expectancy. We guarantee that the mortality basis (which consists of a mortality table and projection scale) used, as of the contract issue date will not change. If the annuitant dies, then the annuity purchase rate will be the rate specific to the type of annuity, which reflects the remaining payment(s), if any.

         Neither expenses actually incurred nor mortality actually experienced shall adversely affect the dollar amount of variable annuity payments to any annuitant for whom variable annuity payments have commenced.

         "Basic income payment option B" is an annuity payment option available under this contract that provides a fixed annuity income. You may request and MetLife will provide an example of how a transfer to this annuity option will impact payment amounts under your flexible income payment option A and basic income payment option B. A transfer to basic income payment option B will not result in a lower payment than if you reallocated an equal amount to the fixed payment portion of your flexible income payment option A.

         "Beneficiary" is the person or persons named to receive any death benefit payable, after an annuitant DIES. A contingent beneficiary may be named to become the beneficiary if all the beneficiaries die while an annuitant is alive. If no beneficiary or contingent beneficiary is named, or if none is alive when an annuitant dies, we will pay the annuitant's estate. If more than one beneficiary is alive when an ANNUITANT dies, we will pay them in equal shares unless directed otherwise. The type of annuity you choose will determine if you need to name a beneficiary.

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         "Business day" means a day on which the New York Stock Exchange is open for business. A business day ends as of the close of regular trading on the New York Stock Exchange.

         "Code" refers to the Internal Revenue Code of 1986, as subsequently amended.

         "Contract charge" is a fee which covers costs associated with the administration of this annuity, the mortality and expense risk, and distribution costs and other costs necessary to maintain this annuity; e.g., financial, accounting, actuarial and legal expenses. This fee will be no more than 1.50%, annually, of the average value of amounts in the separate account. The initial contract charge is shown in the specifications page.

         "Fair market value" of this contract as determined on any valuation date is equal to the flexible annuity income as of that date multiplied by the corresponding annuity purchase rate determined on that same date.

         "Flexible income payment option A" as of any valuation date means the total fixed and variable payments payable under flexible income payment option A as of that date. (For an explanation of how the flexible income payment option A payment is determined, see question 4.)

         "Fund" refers to the various series funds offered under the investment divisions of the separate account. A fund is divided into portfolios, each of which has its own investment objectives, investment management fees and other charges. We will periodically provide this information to you. The investment divisions of the separate account invest in these portfolios.

         "Income determination date" under this contract means the 10th day prior to a payment due date. The contract issue date will also be considered an income determination date if it falls within 10 days of the initial payment date.

         "Index rate" is the yield as defined in question 9.

         "Net consideration" means the total consideration, less any applicable taxes, any administrative fees, and, if applicable, any brokerage costs associated with establishing this contract.

         "NIR" or "Net Investment Return" is the percentage change in the value of an investment division since the last valuation date which already reflects any expenses and charges associated with the underlying fund portfolio. It is reduced by the daily equivalent of the contract charge for every day since the last valuation date.

         "Payment date" is each anniversary of the initial payment date. The number of payment dates you will have in any year will be based on the payment frequency you elected, i.e., monthly, quarterly, semi-annually or annually. Your payment frequency cannot be changed.

         "Separate account" is the account under this contract to which we allocate the portion of the net consideration to support the variable payments. It is an investment account we maintain separate from our other assets. The separate account consists of a number of investment divisions. The separate account is valued each business day. A detailed description of each investment division currently available under this contract is contained in the prospectus. You will be notified if the funds that are available change in the future.

         "Total consideration" means the total amount of money we received to purchase this annuity. The amount is shown on the specifications page.

         "Valuation date" refers to each day the variable payment is calculated. A valuation date will also occur on any day that we determine the fair market value or, if applicable, the withdrawal value of guaranteed income payments under this contract.

         The terms "we," "us," "our" and "MetLife" refer to Metropolitan Life Insurance Company.

         The terms "you," and "your," will refer to the annuitant (as defined in this question 1). The annuitant may exercise all rights under this contract (For an explanation of all rights under this contract see question 15).

2.       HOW IS THE NET CONSIDERATION ALLOCATED UNDER THIS CONTRACT?

         Except as noted in question 3, the specifications page shows the initial flexible income payment option A amount payable as of the initial payment date. It also indicates what percentage of the initial flexible income payment option A was selected to be paid as a fixed and/or variable payment. Based on this selection, MetLife has allocated a portion of the net consideration to its general account to provide for any fixed payment and a portion to the applicable investment divisions in the separate account to provide for any variable payment.

3. CAN THE INITIAL FLEXIBLE INCOME PAYMENT OPTION A PAYMENT SHOWN ON THE SPECIFICATIONS PAGE CHANGE?

         Once this contract is issued, you will be unable to change the type of annuity, the annuitant or the date payments commence. If the initial payment date is more than 10 days after the contract issue date the initial variable payment may be different from that shown on the specifications page (see question 6). If you change the allocation between fixed and variable payments, or between the investment divisions, it may also change (see questions 10 and 11).

         If you transfer all or a portion of the fair market value of this flexible income payment option A to provide a payment under basic income payment option B, the flexible income payment option A payment will change (see questions 10 and 12).

4.       HOW WAS THE INITIAL FLEXIBLE INCOME PAYMENT OPTION A PAYMENT
         DETERMINED?

         The initial flexible income payment option A payment was determined by dividing the net consideration by the annuity purchase rate in effect as of the contract issue date and then allocating that amount between fixed and variable payments based on your election. If you chose to have a portion payable as a variable payment, the name of the investment divisions, together with the percentage allocation selected are also shown.

         Under the fixed payment, the annuity income does not change unless you elect to change all or a portion of these payments to variable payments, change all or a portion of any variable payment to a fixed payment, or transfer all or a portion of your annuity's fair market value to basic income payment option B. Under the variable payment, the income payment amount changes based on both the NIR of the investment division(s) supporting the payment and the index rate. How much the variable payment will change and whether the change will be positive or negative will depend on the adjustment factor determined for each investment division. (For an explanation of how the adjustment factor is determined see question 8.)

5.       HOW DOES THE SEPARATE ACCOUNT OPERATE?

         The separate account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the fund. Therefore, the separate account does not invest directly in stocks, bonds, etc., but leaves such investments to the fund portfolios to make. The shares for each fund portfolio may also be bought by other separate accounts of ours or our affiliates. Thus, the rate of return for each investment division will generally be the same as that of the corresponding fund portfolio, reduced by the annual contract charge.

         We calculate the NIR of the investment divisions as of each valuation date, i.e., the date we calculate the variable payment.

         We own the assets in the separate account. The separate account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the separate account from other contracts of ours. MetLife guarantees that we will always maintain assets in the separate account with a value at least equal to the reserves for the variable payment payable in accordance with the terms of this contract.

         Changes to the separate account may also be made if we think they would best serve the interests of participants in or owners of contracts that participate in the separate account or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

         Examples of the changes to the separate account that we may make include:

         - To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the separate account.

         - To substitute, for the shares of the fund portfolio held by any investment division, the shares of another class of the fund or the shares of any other investment permitted by law.

         If any modifications result in a material change in the underlying investments of an investment division to which an amount is allocated under this contract, we will notify you of the change. You may then choose to have the variable payments supported by other investment divisions available under this contract.

6.       WHEN ARE THE VARIABLE PAYMENTS DETERMINED?

         The variable payments are determined as of each valuation date. A valuation date will occur on the "income determination date", which is when we calculate the variable payment payable for the applicable period. In addition, a valuation date will occur as of the effective date of an election to transfer all or a portion of this annuity's fair market value to basic income payment option B, or if under flexible income payment option A, an election is made to (i) change the allocation between fixed and variable payments, or (ii) change the investment division or investment divisions supporting the variable payments. A valuation date will also occur on the date that any withdrawal amount or death benefit, if any, is paid out under this annuity.

         While the variable payment will be calculated as of each valuation date, only the amount calculated as of the income determination date will be reflected in the payment.

         We can delay the valuation date if the Securities and Exchange Commission has determined that an emergency exists making the calculation of the investment divisions' NIR not reasonably practicable. We may also change the income determination date by giving you 30 days notice, to the extent permitted by law.

7.       HOW DOES METLIFE CALCULATE THE VARIABLE PAYMENT?

         A variable payment is calculated for each investment division selected. On a valuation date we determine the new variable payment by multiplying the payment calculated for that investment division on the last valuation date by the adjustment factor determined for that investment division. If the adjustment factor is greater than one, the variable payment amount supported by that investment division will increase. If the adjustment factor is less than one, the variable payment amount supported by that investment division will decrease.

         If more than one investment division is chosen, the new variable payment is the sum of the amounts determined for each investment division.

8.       HOW IS THE ADJUSTMENT FACTOR DETERMINED?

         The adjustment factor under this contract is used to measure the effect of changes in both the investment division's NIR and the index rate on the variable payment. The adjustment factor is equal to the product of two factors, the investment factor and the interest factor.

             Adjustment Factor = Investment Factor x Interest Factor

         Investment Factor - This factor is calculated in the following manner:

         - First, we add one to the investment division's NIR for the period from the last valuation date to the current valuation date.

         - Second, we adjust the index rate that was in effect on the last valuation date to reflect the time period from the last valuation date to the current valuation date. We then add one to this adjusted index rate.

         - Third, we divide the number determined in the first step by the number determined in the second step. The new number resulting from the division of these two numbers is the investment factor.

         The investment factor reflects the impact on the variable payment of the investment division's NIR since the last valuation date. It will be greater than one if the investment division's NIR since the last valuation date is greater than the index rate effective as of the last valuation date. It will be less than one if the investment division's NIR since the last valuation date is less than the index rate effective as of the last valuation date.

         Interest Factor - This factor is calculated in the following manner:

         - First, we calculate the annuity purchase rate based on the index rate in effect as of the last valuation date. The annuity purchase rate uses the same mortality basis used as of the contract issue date but is recalculated to reflect the annuitant's age, if applicable, and remaining future variable payments as of the last valuation date.

         - Second, we calculate another annuity purchase rate in exactly the same way as in the first step, except we now use the index rate in effect as of the current valuation date to value those payments that would be paid after the current valuation date.

         - Third, we divide the annuity purchase rate calculated in the first step by the annuity purchase rate calculated in the second step. The number resulting from the division of these two rates is the interest factor.

         The interest factor reflects the impact on the variable payment due to the change in the index rate from the last valuation date to the current valuation date. It will be greater than one if the index rate effective as of the current valuation date is greater than the index rate effective as of the last valuation date. It will be less than one if the index rate effective as of the current valuation date is less than the index rate effective as of the last valuation date.

         The adjustment factor is always greater than one if the investment and interest factors are both greater than one. The adjustment factor is always less than one if the investment and interest factors are both less than one. If the investment factor is greater than one and the interest factor is less than one, or if the investment factor is less than one and the interest factor is greater than one, then the adjustment factor may be greater than one or less than one, depending on which factor has the greater impact.

9.       HOW IS THE INDEX RATE CALCULATED?

         The index rate is the yield of the Index (see the specifications page for the applicable Index) It is calculated on a monthly basis and will be used as an annual effective rate. If the reporting source reports incorrect information, MetLife will use the corrected information. If these yields are no longer available or are not readily available from the specified reporting source, we will determine and use an alternative index rate basis, which we consider to be the most appropriate, or a comparable source.

         We may increase the frequency of the index rate calculation. If we do so, we will give you advance written notice.

10.      HOW CAN YOU CHANGE YOUR FLEXIBLE INCOME PAYMENT OPTION?

         There are two ways that the flexible income payment option A can change. First, you can reallocate all or a portion of the flexible income payment option A between fixed payments and variable payments, as well as change the investment divisions supporting the variable payments. For an explanation of how this reallocation can affect the flexible income payment option A payment see question 11.

         Second, you can transfer up to the full fair market value of flexible income payment option A to provide a basic income payment option B payment. For an explanation of how this transfer can affect your flexible income payment option A payment see question 12.

         For changes made under this question 10, one change may be made per business day. However, for administrative reasons, we reserve the right to limit the number of changes in any 12-month period. If we do so, in no event will we limit the number of changes to less than one per month. We will give you 30 days advance written notice. If applicable, We reserve the right to limit a you or your beneficiary's ability to make a change if the number of changes made by you or the beneficiary exceeds 10 per month and is causing financial harm to owners of other contracts by requiring excessive transaction activity in the fund portfolios at times that adversely affect the price at which the assets in the portfolios are bought or sold.

         Changes will be made as of the end of a business day if received before 4PM Eastern Standard Time on a business day. Otherwise the change will be made as of the end of the next following business day.

11.      WHAT IS THE DEATH BENEFIT IF THE ANNUITANT DIES?

         If the annuitant or the joint annuitant, if any, dies before the initial payment date, but after the free-look period defined on the cover page of this contract, we will refund the net consideration, plus or minus any income gains or losses incurred as a result of your investment in the separate account fund portfolios, received for this contract as a death benefit in a lump sum.

         To determine if there is any death benefit payable after the initial payment date, see the annuity description on the specifications page.

12. HOW DO WE CALCULATE THE FLEXIBLE INCOME PAYMENT OPTION A PAYMENT WHEN YOU ELECT TO CHANGE HOW IT IS PAID?

         If you request a change from (a) a variable payment to a fixed payment,
         (b) a fixed payment to a variable payment or (c) one investment division supporting the variable payment to another, you must identify the percentage of the current payment to be changed and the applicable investment divisions affected. We then recalculate the variable payment as of the effective date of the change by applying the adjustment factor determined for each investment division supporting the variable payment. After that, we increase and/or decrease the recalculated payments, as appropriate, by the percentage selected. For example:

         (a) If you choose to change 50% of the variable payment supported by investment division A to a fixed payment and the variable payment (as of the date of the change) is $100, the fixed payment will be increased by $50 and that variable payment will be decreased by $50.

         (b) If you choose to change 50% of the fixed payment to a variable payment supported by investment division A and the fixed payment is $100, that variable payment will be increased by $50 and the fixed payment will be decreased by $50.

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         (c)      If you choose to change 50% of the variable payment supported by investment division A to be supported by investment division B and the variable payment is $100, the variable payment supported by investment division B will be increased by $50 and the variable payment supported by investment division A will be decreased by $50.

13. HOW WILL A TRANSFER OF ALL OR A PARTIAL AMOUNT OF THE FAIR MARKET VALUE TO BASIC INCOME PAYMENT OPTION B AFFECT YOUR PAYMENTS?

         While the total amount of income annuity may change, a transfer to the basic income payment option B will not affect the payee, the annuitant(s), or the remaining guarantee period as specified under this contract. However, you will not be allowed to make any reallocations or transfers from the basic income payment option B.

         If the full fair market value of flexible income payment option A is transferred, we will have no further obligations under, and no further payments will be made under flexible income payment option A after the date of the transfer.

         If less than the full fair market value is transferred, then the amount of any remaining flexible income payment option A payments payable under this contract will be less than the amounts that would have been paid had there been no transfer. Following such a transfer, the amount of each flexible income payment option A payment made after the transfer date will be reduced by a percentage equal to the ratio of the transfer amount to the full fair market value of flexible income payment option A at the time of the transfer.

14. WHAT IF AN ANNUITANT'S AGE OR SEX AS OF THE CONTRACT ISSUE DATE IS NOT CORRECT?

         If the date of birth or sex as shown on the specifications page is not correct, we will adjust the payments to agree with the correct age or sex. If we have already made any payment that was wrong then any overpayment will, together with interest at 5%, be deducted from future payments. Any adjustment due to an underpayment will, together with interest at 5%, be paid immediately upon receipt of the corrected information.

15.      WHAT ARE THE OWNER'S RIGHTS UNDER THIS CONTRACT?

         You have all the rights under this contract, including the right at any time to change the beneficiary, if applicable. No change will be effective until written notice of the change is received by us.

         Any change in a beneficiary designation will take effect as of the date the request was signed but without prejudice to us on account of any payment made by us before receipt of the request or so soon thereafter that payment could not reasonably be stopped. When contacting us, you should mention the contract number and your name.

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16.      WHAT INFORMATION CAN WE ASK FOR AFTER THE ISSUE DATE OF THIS CONTRACT?

         We can request proof that you are alive as of the payment date. If we have made a request, we may make no further payments until proof is received. If the annuitant is not then living, we will require proof of the authority of any person who makes a claim to receive any amount payable as of the annuitant's death.

17. CAN THIS CONTRACT AND THE PAYMENTS PROVIDED UNDER IT BE ASSIGNED, TRANSFERRED OR USED AS COLLATERAL FOR A LOAN?

         No. This contract and the payments provided under it are not assignable and will be exempt from the claims of creditors to the maximum extent permitted by law.

18. HOW DOES METLIFE RECEIVE NOTICE REGARDING ANY CHANGES TO BE MADE TO THIS CONTRACT?

         All requests you may have concerning this contract, like a change of payments or a change of beneficiary, if applicable, should be sent to our "designated office." (see the specifications page for the address of the designated office.) If we change it, we will notify you.

19.      HOW DO FEDERAL INCOME TAX RULES AFFECT THIS CONTRACT?

         See the tax endorsement attached to this contract.

20.      ARE THERE ANY OTHER TAX RULES THAT AFFECT THIS CONTRACT?

         We reserve the right to deduct from the total consideration received or payments made under this contract any taxes paid by us to any governmental entity relating to this contract (including without limitation: premium taxes, federal, state and local withholding of income, estate, inheritance and other taxes required by law, and any new or increased state income taxes that may be enacted into law).

         We will, at our sole discretion, determine when taxes relate to the contract, including for example when they have resulted from: the investment experience of the separate account; our receipt of the total consideration; commencement of payments, payments of death benefits; or partial and full withdrawals; and any new or increased taxes which may become effective that are imposed on us and which relate to the total consideration, earnings, gains and losses, fees and charges under this contract.

21.      DOES THIS CONTRACT CONTAIN ALL THE PROVISIONS AFFECTING IT?

         Yes. This contract, the Basic income payment option B Endorsement, and any other riders and endorsements included in it make up your entire contract with us. We will never contest the validity of this contract. Changes in its provisions

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         may only be made in writing by our President, Secretary or a
         Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

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